CONSULTING AGREEMENT
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     CONSULTING  AGREEMENT  dated as of February 9, 2000 between WAMEX HOLDINGS,
INC., a New York corporation, ("WAMEX"), on the one hand, and M. RICHARD CUTLER ("Cutler"), BRIAN A. LEBRECHT ("Lebrecht"), and VI BUI ("Bui"), on the other hand. Each of Cutler, Lebrecht, and Bui shall be referred to as a "Consultant" and collectively as the "Consultants").

     WHEREAS:

     A. Consultants have agreed to render consulting services with regard to the negotiation and completion of a stock exchange between WAMEX and the shareholders of Conchology, Inc., a Nevada corporation (the "Conchology Shareholders").

     B. In the event WAMEX is able to complete the Stock Exchange with the Conchology Shareholders, WAMEX wishes to compensate Consultants for their consulting services.

     NOW  THEREFORE,  it  is  agreed:

     1.     Stock  Compensation.  WAMEX  shall  pay  and  cause  to be issued to
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Consultants,  or their assigns, a consulting fee of 100,000 shares of the common stock of WAMEX (the "Shares") immediately upon the execution of a stock exchange agreement with the Conchology Shareholders. The parties hereto agree that the value of such Shares shall be 50% of the average closing bid price for the 5 business days preceding this Agreement. The Shares shall be issued in the following manner: 72,000 shares to Cutler; 21,000 shares to Lebrecht; and 7,000 shares to Bui. Such shares shall be subject to registration by WAMEX on Form S-8, at WAMEX's sole expense, within 5 days of closing on the Stock Exchange.

     2.     Miscellaneous.  This  Agreement (i) shall be governed by the laws of
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the  State  of  California;  (ii)  may be executed in counterparts each of which shall constitute an original; (iii) shall be binding upon the successors, representatives, agents, officers and directors of the parties; and (iv) may not be modified or changed except in a writing signed by all parties.


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     This  Consulting  Agreement  has  been  executed as of the date first above written.


WAMEX  Holdings,  Inc.

/s/  Mitchell H. Cushing
___________________________________
By:     Mitchell  H.  Cushing
Its:     Chief  Executive  Officer


/s/  M. Richard Cutler                   /s/  Brian A. Lebrecht
___________________________________     ___________________________________
M.  Richard  Cutler                     Brian  A.  Lebrecht


/s/  Vi Bui
___________________________________
Vi  Bui